Filed Pursuant to Rule 424(b)(5)
Registration No. 333-201952

Prospectus Supplement
(To Prospectus Dated May 18, 2015)

VIGGLE INC.
3,626,179 SHARES OF COMMON STOCK

We are offering 3,626,179 shares of our common stock in this offering.

Our common stock is traded on The NASDAQ Capital Market under the symbol “VGGL”. On May 21, 2015, the last reported sale price for our common stock was $3.09 per share.

The aggregate market value of our outstanding shares of common stock held by non-affiliates is approximately $26,867,237, based upon 17,321,280 shares outstanding as of May 20, 2015, of which approximately 8,318,030 are held by non-affiliates. Excluding the securities offered hereby, during the prior 12 calendar month period that ends on, and includes the date of this prospectus supplement, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement, “Risk Factors” beginning on page 4 of the accompanying prospectus and the “Risk Factors” section beginning on page 34 of our Quarterly Report on Form 10-Q for the period ended March 31, 2015, which is incorporated herein by reference.

	Per share	Total
Public offering price	$2.50	$9,065,447
Underwriting discounts and commissions (1)	$0.15	$543,927
Proceeds to us, before expenses	$2.35	$8,521,520

_________
(1) We have agreed to reimburse the underwriters for certain expenses. See “Underwriting.” We have granted the underwriters an option to purchase up to an additional 543,927 shares of common stock from us at the public offering price, less underwriting discounts and commissions, within 45 days from the date of this prospectus supplement, provided that in no event will the amounts purchased by investors in this offering plus amounts purchased by underwriters in connection with such option exceed $10,425,264. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $625,516 and the total proceeds, before expenses, to us will be $9,799,748.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the securities will be made against payment thereon on or about May 28, 2015.

Sole Bookrunning Manager

Ladenburg Thalmann

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The date of this prospectus supplement is May 22, 2015.

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TABLE OF CONTENTS

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

References in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to the “Company,” “Viggle,” “our,” “us” or “we” refer to Viggle Inc. and its subsidiaries.

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the securities we are offering, including the price, the amount of common stock being offered and the risks of investing in our common stock, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to our common stock. This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, on February 9, 2015, as amended. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the section entitled "Where You Can Find More Information" and "Incorporation by Reference." To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in the accompanying prospectus - the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein. We have not, and the underwriters has not, authorized anyone to provide you with information different from that contained in any of these documents. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in these documents is accurate only as of the date of each document, as the case may be, regardless of the time of delivery of this prospectus supplement and accompanying prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may change after the date set forth in each document in which the information is presented.

We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections of this prospectus supplement summary entitled “Prospectus Supplement Summary” and “Risk Factors.” See also “Cautionary Statement Regarding Forward-Looking Statements” in the accompanying prospectus.

All statements, other than statements of historical fact, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. These statements involve risks, uncertainties and other factors that may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause or contribute to such differences include, but are not limited to, those discussed in the Section entitled “Risk Factors” in our most recent Quarterly Report on Form 10-Q. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements.

In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus supplement and the accompanying prospectus. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, carefully to understand fully our common stock as well as other considerations that are important to you in making a decision to invest in our common stock. You should pay special attention to the “Risk Factors” section beginning on page S-11 of this prospectus supplement, the “Risk Factors” section beginning on page 4 of the accompanying prospectus and the “Risk Factors” section beginning on page 34 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 to determine whether an investment in our common stock is appropriate for you. This prospectus supplement and the accompanying prospectus include forward-looking statements that involve risks and uncertainties.

Summary of Our Business

Viggle Inc. was incorporated in Delaware in July 1994, and was formerly known as Function (x) Inc, Function(X) Inc. and Gateway Industries, Inc.

Our Vision

Viggle makes entertainment more rewarding.

Our Strategy

Viggle is a mobile and web-based entertainment marketing platform that uses incentives to make content consumption and discovery more rewarding for media companies, brands and consumers. Viggle helps guide consumers towards various forms of media consumption with television enhancement, music discovery, entertainment content publishing and distributed viewing reminders. Viggle helps consumers decide what to watch and when, broadens the viewing experience with real time games and additional content, and rewards viewers for being loyal to their favorite shows throughout a season, allowing them to earn points. For brands, Viggle provides advertising clients with targeted interactive ads to amplify their TV messaging to verified audiences. For media companies, Viggle delivers promotional benefits by driving viewers to specific shows, engaging them in a richer content experience, and increasing awareness of promoted shows through web, mobile and social channels.

Our content website, wetpaint.com, extends our promotional capabilities by reaching potential viewers before a TV show is broadcast and by allowing viewers to continue the conversation with additional show coverage after the broadcast date. We also have technology that helps consumers search for media and set reminders to watch their favorite TV shows and movies wherever they are offered.  In addition, we recently launched our music service, which allows consumers to check-in to songs on Viggle and also earn points. As a media company, we seek to attract a significant and growing audience in order to sell advertising. We believe that making entertainment more rewarding and engaging for consumers will drive them to use Viggle.

Overview of Our Service

U.S. consumers can become Viggle users through a free App that works on multiple types of mobile phones and tablets and is distributed through the Apple App Store and the Google Play Store. After a consumer downloads the App, he or she must create an account. Viggle then allows consumers to play along with TV shows, share comments through social media, answer trivia questions or polls, discover more about the show, all while watching TV. Users can also use the App to discover new music. The App can listen to a song and identify it and allow users to build playlists and purchase the music. All of this activity earns users points they can redeem for real rewards.

Through our subsidiaryWetpaint, we report original news stories and publish information content covering top television shows, music, celebrities, entertainment news and fashion. Wetpaint publishes more than 100 new articles, videos and galleries each day. We generate revenues through Wetpaint by displaying advertisements to Wetpaint users as they view Wetpaint's content.

The Viggle user experience is simple. While watching TV or listening to music, a user taps the “check-in” button, which activates the device’s microphone. Viggle collects an audio sample of the content the user can hear and uses technology to convert that sample into a digital fingerprint. Within seconds, that digital fingerprint is matched against a database of reference fingerprints that are collected from approximately 175 English and Spanish television channels within the United States and over 20 million songs. We are able to verify TV check-ins across broadcast, cable, online, satellite, time-shifted and on-demand content as well as most songs cataloged on Apple’s iTunes music library. The ability to verify check-ins is critical because users are rewarded with points for each check-in and engagement (defined as an advertisement view, song match, web video view, poll, video quiz, game or slide show). Users can redeem the points within the rewards catalog for items that have a monetary value such as unique deals and offers, products, sweepstakes, charitable donations, select retail gift cards and Viggle-branded and other merchandise. Once a user has “checked-in” to content, the App provides a set of optional games, tools, and information to enhance the consumer experience.

Viggle points can be earned through six different activities within the App: WatchPoints (1 point for every minute a user is checked-in on Viggle TV), Bonus Points (added points for connecting with promoted content), Live Engagement Points (points earned for playing MyGuy, Viggle Live or other games), Streaks and Quests (added points for connecting with a series of shows or songs), Music Match Points (points earned for matching a song on Viggle), and Advertising Points (advertising revenue we share with our customers in the form of points). Viggle points can also be earned by engaging in entertainment content on Wetpaint's websites.

From the launch of the Viggle App on January 25, 2012, and through March 31, 2015, 9,156,300 users have registered for Viggle, of which we have deactivated 220,603 for a total of 8,953,697 net registered users.  As of March 31, 2015, our members have checked-in to 478,106,222 TV programs and 146,558,719 songs and spent an average of 61 minutes and 55 seconds of active time within the Viggle App per session.  Over 892,852 users have tagged a song in the Viggle App.

Our rewards catalog consists of a variety of deals, sweepstakes, products, digital entertainment, Viggle merchandise (such as t-shirts) and select retail gift cards. Users may redeem points for song downloads from over 7 million titles, including, for example, Billy Joel's "The Longest Time" for 3,500 points.  Users may also redeem points to participate in sweepstakes for a chance to win brand name merchandise or trips, redeem 18,800 points for a $5 Best Buy gift card, or redeem 37,000 points for a Viggle t-shirt. From time to time, we may change the rewards offered and the number of points required to earn any given reward.  As of March 31, 2015, users have earned over 95 billion points, including 6.6 billion points through Viggle's new music service. As of March 31, 2015, users have redeemed over 57 billion points for a total of approximately 4.7 million rewards, for an average of 12,182 points per reward redemption. The total retail value of rewards redeemed through March 31, 2015 is approximately $24.3 million.

It is not possible for a user to earn points on the Viggle App without registering. In order to avoid double-counting and limit instances of fraud, the App is limited to five accounts per device (so as to allow for use by family members sharing a device), users are limited to a maximum of 6,000 points per day, users may receive points for matching to a song only once, users are limited to receive points for up to 20 music matches per day, and users are not able to share or combine points with different users or devices. While it is possible for users to establish multiple accounts which could overstate our actual number of registered active users and permit those fraudulent users to attempt to evade our rules in an effort to accumulate excess points by checking-in to TV shows at the same time on different devices, we monitor for such activity and, when discovered, take corrective action according to our published terms and conditions.

Wetpaint operates media properties that attracted approximately 16.6 million unique monthly users in March 2015 and have a combined social reach of approximately 9.7 million Facebook “likes” and followers on Twitter. For Wetpaint, we define a monthly unique user as any visitor who has accessed Wetpaint through its websites or mobile websites in the month of measurement, as measured by Google Analytics.

We define Total Reach as the total amount of registered users for Viggle and average unique monthly users of the Wetpaint media properties during a month. We define Active Reach as the amount of monthly active users for the Viggle App and the average cumulative number of times people have “liked” a Wetpaint page on Facebook, plus the average cumulative number of times people have “followed” a Wetpaint account on Twitter during a month. For the three months ended March 31, 2015, the average Total Reach and Active Reach were approximately 25.7 million and 10.6 million, respectively.

Technology

The first version of the Viggle App was approved by Apple and launched to the public in the Apple iTunes App Store on January 25, 2012. It has been updated periodically. The approved version of the App works on Apple iOS devices such as the iPhone, iPad and iPod Touch. On June 27, 2012, we released a version of the App for use on Android smartphones and tablets. There is no guarantee as to how effectively the technology will perform. We continuously test and update the App with a goal of improving overall performance and usability. In order to insure the best user experience, Viggle requires a device operating system of iOS 5.0 or later for Apple devices or Android 2.3.3 or later for Android devices. It may become necessary to change the minimum required operating systems in the future.

We will consider adding versions for other mainstream mobile operating systems such as Windows Phone and Blackberry based on demand and other business factors. Distribution of the product will occur via regular online marketplaces for content and applications used by such mobile operating systems, and will include the Apple App Store for iOS devices or the Android marketplace for devices using the Android operating system.

The back-end technology for our App has been designed to accommodate the significant numbers of simultaneous check-ins required to support prime time television audiences. This back-end technology has the capacity to support simultaneous check-ins around major television and music events such as the Super Bowl. In addition to maintaining dedicated facilities, we are using third-party cloud computing services from Amazon Web Services to help us scale our audio recognition capacity as efficiently as possible.

The Wetpaint Entertainment website was launched in 2010 with the goal of providing a unique voice to the coverage of entertainment and celebrities. In order to build and develop an audience for Wetpaint’s proprietary content, Wetpaint has developed an audience development engine, which is called the Social Publishing Platform. The Social Publishing Platform is designed to generate fans on Wetpaint’s pages on Facebook and other social media outlets. Wetpaint content is then displayed in the fans’ feeds on Facebook and other social media sites, which can then drive traffic to Wetpaint’s websites. The Social Publishing Platform contains a test and measurement system that delivers real-time audience insights, and provides optimized distribution by audience.

We seek to protect our technology by seeking intellectual property protection. We currently have ten active U.S. patents and we have more than ten additional pending non-provisional patent applications. We register certain domain names, trademarks and service marks in the United States and in certain locations outside the United States. Circumstances outside of our control could pose a threat to our intellectual property rights. Effective intellectual property protection may not be available in the United States or other countries in which we provide our solution. In addition, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective. Any impairment of our intellectual property rights could harm our business, our ability to compete and harm our operating results.

Revenue

We began generating revenues in early calendar year 2012. Advertising is displayed in the Viggle App and on the wetpaint.com websites. We generate advertising revenue on all of our applications and websites, including Viggle and wetpaint.com, in two primary ways. First, we sell advertising directly to brand advertisers and television networks and to advertising agencies that represent brand advertisers and television networks. Second, we also generate revenue through our relationships with third party mobile advertising networks, including AdColony, Tremor and YuMe. These third party mobile advertising networks have relationships with advertisers to publish their advertisements on various publisher websites and mobile applications, including ours. Our focus is on brand marketers that are most relevant to our target demographic of consumers between the ages of 18 and 49, and are active in television, digital and retail marketing. We generate revenue from standard mobile media advertising sales and affiliate programs:

•    when our users click and view advertisements in our App or on our Wetpaint websites;

•    when a TV network or brand pays to have a particular show promoted either for a one-time airing or throughout a season;

•    when our users complete an engagement appearing in our App that is created by an advertising agency, our brand partners or our team; and

•    through affiliate or bounty commissions to third parties if our users purchase items or subscribe to services after clicking from our App to other apps or websites.

With the exception of one-time sponsorships with advertisers (which are charged a separate and specific fee), all advertising is serviced via a third-party advertising server for billing and verification purposes. Revenues are generated by measuring delivered impressions on a cost per thousand (CPM) basis and completed engagements on a cost per engagement (CPE) basis. Our sales team contracts with brand advertisers to deliver a specific number of impressions and/or engagements for a specific price per thousand impressions and/or per completed engagement. The third-party ad server then serves the ads and/or engagements within the App during the course of using the Viggle App or visiting content on wetpaint.com's websites. As impressions and engagements are delivered and completed, we bill brand partners or advertising agencies on a monthly basis for the media delivered at our contracted rates.

In addition to generating revenue from standard mobile media advertising and affiliate programs, from time to time we may also generate revenue from licensing our proprietary audio recognition software and related loyalty platform. On March 10, 2014, we entered into a software license and services agreement with SFX Entertainment, Inc., or SFX, the first license agreement that we have entered into for our audio recognition software and related loyalty program. Pursuant to the terms of the license agreement, SFX paid us $5,000 to license our audio recognition software and related loyalty platform for a term of ten years.

Watchpoints and Engagement Points

We issue points to our users as an incentive to utilize the Viggle App and its features.  Users can redeem these points for rewards.  We record the cost of these points based on the weighted average cost of redemptions during the period.   Points earned, but not redeemed, are classified as a liability on our balance sheet.

We report points earned for checking-in to shows and points earned for engaging in advertiser sponsored content as a separate line in our Consolidated Statements of Operations ("Cost of watchpoints and engagement points").  All other points earned by users are reflected as a marketing expense in selling, general and administrative expense.

Target Consumers

While most people watch television, we are targeting male and female consumers between the ages of 18 and 49. This target audience was selected due to the amount of TV they consume on a weekly basis, as well as the likelihood that they will have smartphones and other wireless devices such as tablets and laptops with them while viewing television. To build our user base, we will target this audience using traditional media techniques such as direct response, banner and mobile advertising, public relations, search engine optimization and search engine marketing across online, social media, broadcast and print media outlets.

When a user signs up for and downloads our App, we collect the user’s email, zip code, television provider and date of birth. The email enables us to verify the user and reduces the chance of fraud. The zip code allows us to present a relevant list of cable and satellite providers to the user to deliver the correct channel listing data. Knowing the television provider in turn helps us to increase the rate of success for television show matching. We encourage users to provide additional information such as their physical mailing address. Knowing a user’s birthday allows us to verify that the user is at least 13 years old. The physical mailing address is required for the delivery of physical goods selected by a user in the App rewards catalog. This information also helps us better target relevant advertising to the user. We manage this information in adherence with standard privacy policies and regulations.

We generate content for wetpaint.com that appeals largely to women between the ages of 18 and 49. Our coverage of TV shows and celebrities strives to attract repeat visitors to the website that want to read about the latest entertainment news. We use our audience development engine, which is called the Social Publishing Platform, to capture and distribute to Facebook fans, so that our content will appear in Facebook feeds, and generate traffic to our websites.

Competitive Position

The market for digital and social media applications is intensely competitive and subject to rapid change. New competitors may be able to launch new businesses at relatively low cost. Many consumers maintain simultaneous relationships with multiple digital brands and products and can easily shift consumption from one provider to another. Additionally, the “Social TV” category is nascent and has yet to attract the attention of mainstream consumers and marketers. Many of our competitors are larger, more established and better funded and have a history of successful operations. Although we launched the first version of our App in January 2012, there can be no assurance of how successful the product will be or how effectively the technology will perform.

While there are a variety of companies currently in the market that offer either manual check-in or audio verification, we believe our App differs significantly because we offer users real, as opposed to virtual, rewards such as unique deals and offers, electronics, sweepstakes, charitable donations, select retail gift cards, digital media and Viggle-branded merchandise, and we drive our customers to engage and interact with TV shows for longer periods of time. We offer a comprehensive range of features and functionality, such as automatic check-ins using audio verification, in-app digital advertising engagements (such as games or videos, real-time polls and quizzes) and full social media integration that reward our users for being more loyal to their TV shows and provides our users with, we believe, more enjoyment at the same time. Such integration makes it easy for users to share what they are doing within the App with their social network and to follow show-specific commentary on Twitter and Facebook. We also offer users a listing of current and upcoming shows for which they can set reminders, learn more information and indicate their support of the show by “liking” it.

Other companies in the “Social TV” market focus on the simple ability of a user to communicate their television viewing activity to others in the user’s social media circles. Instead of real rewards, these companies offer their users virtual points, leader board status, digital badges or stickers. We believe that our target market will be motivated by the ability to earn real rewards on a frequent basis and to interact in real time via show-specific polls, quizzes, videos and games.

The Mobile Marketing Industry

The media industry has become increasingly fragmented, with more choices than ever and with new models of media consumption. According to eMarketer, in August 2013, 63% of media consumed by users was not television, with mobile representing 20% of consumption.

According to data from Experian Marketing Services, U.S. consumers are now spending more than 58 minutes a day on their smartphones for a variety of activities including talking, texting, social networking, emailing, visiting websites and playing games. The emergence and growth of mobile devices has led to the “always connected consumer”, and advertisers continue to search for ways to engage with this audience. Advertisers are spending considerable sums of money to target the mobile user. For example, according to eMarketer, while television advertising is expected to continue to grow, from $60 billion in 2011 to $70 billion in 2017, its share of the advertising market is expected to decrease to 40% over that time. On the other hand, according to eMarketer, mobile advertising is expected to expand from $1.6 billion in 2011 to $31 billion in 2017, and its share of the advertising market is also expected to increase from 1% to 12% over that time.

The ways in which consumers are using their smartphones and tablets have changed in recent years with the growth in usage of apps, self-contained software programs specifically made for mobile devices. According to Flurry Analytics, the average number of apps used on a daily basis continues to grow, measuring 7.9 in the fourth quarter of 2012 compared to 7.2 in the fourth quarter of 2010. The emergence of the app marketplace has created a unique opportunity and challenge for developers and advertisers to monetize the usage by consumers.

The challenge presented with mobile advertising is that users can find the mobile advertising experience interruptive. While click-through banner ads are popular on web browsers, there is a higher degree of consumer engagement with watching an ad or interacting with an ad, and smart phone users expect more for their behavior.

According to a December 2012 study conducted by Forrester Consulting on behalf of Tapjoy, a mobile advertising and publishing platform, 59% of smartphone users agreed that if they have to see ads while using an app, they would prefer to be offered a reward in exchange for watching or interacting with the ad. Rewards programs influence consumer behavior and drive recurring revenue in other industries, including the consumer retail, hospitality and financial services industries. In 2013, according to Colloquy, the average household participated in 20 reward or loyalty programs.

Corporate Information

The address of our principal executive office is 902 Broadway, 11th Floor, New York, New York 10010, and our telephone number is (212) 231-0092. Our Internet address is www.viggle.com. The information on our website is not incorporated by reference in this prospectus supplement or accompanying prospectus.

Recent Developments

Special Committee

As reported in our Quarterly Report on Form 10-Q for the period ended March 31, 2015, as filed with the SEC on May 11, 2015, our board of directors intends to form a special committee of independent directors to explore strategic alternatives to enhance value.  These alternatives could include, among others, possible joint ventures, strategic partnerships, marketing alliances, sale of our company, or other possible transactions.

Proposal Regarding Interest in Wetpaint

On March 20, 2015, we issued a press release confirming that we have received a proposal from Robert F. X. Sillerman, our Chairman and Chief Executive Officer, for the acquisition of a 25% interest in our Wetpaint business for an aggregate consideration of $10 million in cash. His proposal further provides for him to receive an option to acquire within 24 months the remaining 75% of the Wetpaint business for $40 million, payable by a minimum of $20 million in cash and the balance through the issuance of a five year note bearing interest at 6% per annum. Mr. Sillerman’s proposal is subject to receipt of all necessary approvals of our board of directors and any special committee formed for the purpose of evaluating the proposal, and the execution of a mutually agreeable stock purchase agreement. The proposal also provides that any transaction would be subject to customary closing conditions. Our board of directors intends to consider Mr. Sillerman's proposal in the same manner as it considers all other strategic alternatives.

On May 4, 2015, we were served with a lawsuit initiated by Andy Mule, on behalf of himself and others similarly situated, in the Supreme Court of the State of New York. The lawsuit, which names us and each of our directors as defendants, claims a breach of fiduciary duty relating to the proposal by Mr. Sillerman to acquire a portion of Wetpaint from us. The lawsuit seeks to enjoin the transaction as well as unspecified damages. We believe that the lawsuit is without merit.

Acquisition of Choose Digital

On June 24, 2014, we acquired Choose Digital Inc., or Choose Digital, a Miami, Florida based, digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. With the acquisition, the Choose Digital platform will power digital media rewards for the Viggle platform, including music, audio books, TV and movies, enabling Viggle members to get free entertainment content just for enjoying their favorite TV shows and music.

In connection with our acquisition of Choose Digital, all outstanding shares of Choose Digital capital stock, along with certain promissory notes payable by Choose Digital, were converted into the right to receive in the aggregate (A) approximately 1,963,309 shares of Viggle common stock, (B) approximately 205,761 restricted stock units, plus (C) a contingent payment, to be made within five business days after the first anniversary of the closing date, in an aggregate amount up to $4,792,000 depending on the trading price of Viggle common stock at that time. We may use a portion of the net proceeds of this offering to pay all or a portion of this obligation.

Going Concern

Our Consolidated Financial Statements as of March 31, 2015 included in our Quarterly Report on Form 10-Q for the period ended March 31, 2015 include a disclosure paragraph regarding the uncertainty of our ability to remain a going concern, which implies we will continue to realize our assets and discharge our liabilities in the normal course of business. We are unlikely to pay dividends or generate significant revenue or earnings in the immediate or foreseeable future. The continuation of our company as a going concern is dependent upon the continued financial support from our stockholders and our ability to obtain necessary equity or debt financing to continue development of our business and to increase revenue. Our management intends to raise additional funds through equity and/or debt offerings until sustainable revenues are developed. There is no assurance such equity and/or debt offerings will be successful or that development of the business will be successful.

THE OFFERING

Common stock offered by us	3,626,179 shares (or 4,170,106 shares if the underwriters’ option is exercised in full).

Common stock outstanding immediately after this offering	20,947,459 shares (or 21,491,386 shares if the underwriters’ option is exercised in full).

Underwriters Option
We have granted the underwriters an option exercisable for a period of 45 days from the date of this prospectus to purchase up to an additional 543,927 shares of common stock at the public offering price, less the underwriting discount, provided that in no event will the amounts purchased by investors in this offering plus amounts purchased by underwriters in connection with such option exceed $10,425,264.

Use of proceeds
We estimate that our net proceeds from the sale of our common stock in this offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $8,441,520 (or approximately $9,719,748 if the underwriters’ option is exercised in full). We intend to use the net proceeds from this offering for working capital and general corporate purposes, which could include repayment of debt to our Mr. Sillerman, our Executive Chairman, Chief Executive Officer and principal stockholder, and funding of payment obligations in connection with a previously completed acquisition. See “Use of Proceeds.” Also see the Risk Factors entitled "Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree" and "We will incur significant transaction and merger-related costs in connection with our acquisitions of Choose Digital, Wetpaint and Dijit."

Risk factors
Investing in our common stock involves a high degree of risk. You should consider carefully all the information included or incorporated by reference in this prospectus supplement and the sections entitled “Risk Factors” beginning on page S-11 of this prospectus supplement, page 4 of the accompanying prospectus and page 34 of our Quarterly Report on Form 10-Q for the period ended March 31, 2015 before deciding whether to purchase our common stock in this offering.

NASDAQ Capital Market symbol	VGGL

The number of shares of common stock to be outstanding after this offering as reflected in the table above is based on the actual number of shares outstanding as of May 19, 2015, which was 17,321,280, and does not include, as of that date:

•	10,000 shares of our Series C Convertible Preferred Stock, which are convertible into 2.5 million shares of our common stock,
•warrants to purchase 225,000 shares of our common stock with an exercise price of $3.51 per share,
•warrants to purchase 150,000 shares of our common stock with an exercise price of $2.98 per share,
•warrants to purchase 775,000 shares of our common stock with an exercise price of $3.63 per share,
•warrants to purchase125,000 shares of our common stock at an exercise price of $80.00 per share,
•warrants to purchase 350,000 shares of our common stock at an exercise price of $1.78 per share,
•warrants to purchase 187,500 shares of our common stock at an exercise price of $80.00 per share,
•warrants to purchase 80,000 shares of our common stock at at exercise price of $0.01 per share,
•warrants to purchase 62,500 shares of our common stock at an exercise price of $55.20 per share,
•warrants to purchase 3,375 shares of our common stock at an exercise price of $400.00 per share,

•	options to purchase 1,299,194 shares of our common stock issued pursuant to our 2011 Executive Equity Incentive Plan, having a weighted average exercise price of $10.45,
•1,006,069 unvested restricted stock units issued under our 2011 Executive Equity Incentive Plan.

In addition, we have filed a Preliminary Information Statement with the SEC relating to an increase in the shares available under our 2011 Executive Equity Incentive Plan. We expect this increase to become effective in June 2015, at which time, an additional 2.5 million shares will be eligible for issuance under that plan.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to an additional 543,927 shares of our common stock.

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including any risk factors contained in our annual and other reports filed with the SEC. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

RISKS RELATED TO OUR SECURITIES AND THIS OFFERING

Our board of directors intends to form a special committee of independent directors to explore strategic alternatives to enhance value. However, there can be no assurances that any transaction will occur, or if such a transaction does occur, the value of that transaction to our company or our stockholders.

As reported in our Quarterly Report on Form 10-Q for the period ended March 31, 2015, as filed with the SEC on May 11, 2015, our board of directors intends to form a special committee of independent directors to explore strategic alternatives to enhance value.  These alternatives could include, among others, possible joint ventures, strategic partnerships, marketing alliances, sale of our company, or other possible transactions. However, there can be no assurance that any such strategic transaction will occur. In addition, if such a transaction occurs, there can be no assurances as to the value of any such transaction to our company or our stockholders. The lockup restrictions that we have entered into in connection with this offering will not prohibit us from announcing or consummating any strategic transaction.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have some flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. In particular, we may use proceeds to repay certain of our outstanding debt, which is payable to our Executive Chairman and Chief Executive Officer, to whom we currently owe $6,575,000 in demand promissory notes that can be declared due at any time. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to the sale by us of shares of common stock in this offering, and based on a public offering price of $2.50 per share and a net tangible book value per share of our common stock of $(2.72) as of March 31, 2015, if you purchase securities in this offering, you will suffer immediate and substantial dilution of $(4.33) per share in the net tangible book value of the common stock purchased. See “Dilution” on page S-24 for a more detailed discussion of the dilution you will incur in connection with this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price in this offering. We may sell shares or other securities in any other offering at a price that is less than the price paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price paid by investors in this offering.

Our historic stock price has been volatile and the future market price for our common stock is likely to continue to be volatile. This may make it difficult for you to sell shares of our common stock for a positive return on your investment.

The public market for our common stock has historically been volatile. Any future market price for our shares is likely to continue to be volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of specific companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. We cannot predict the effect that the public offering of our common stock we are undertaking pursuant to this prospectus supplement will have on the volume or trading price of our common stock. We cannot provide assurance that the market price of our common stock will not fall below the public offering price or that, following the offering, a stockholder will be able to sell shares acquired in this offering at a price equal to or greater than the offering price. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, these factors may make it more difficult or impossible for you to sell shares of our common stock for a positive return on your investment.

Exercise of stock options and warrants and conversion of preferred stock will dilute your percentage of ownership and could cause our stock price to fall.

As of May 19, 2015, we have outstanding stock options and warrants to purchase 3,257,569 shares of common stock and unvested restricted stock units for 1,006,069 shares of common stock. Exercise of any of these options or warrants, or conversion of any of the shares of preferred stock, would result in our issuing a significant number of additional shares of common stock. Additionally, we have available shares to issue stock options to purchase up to 34,283 shares of common stock under our 2011 Executive Incentive Plan, and our board of directors has approved an increase in the total number of shares made available under the 2011 Executive Incentive Plan. After the effective date of the increase, there will be a total of 2,534,283 shares available for issuance under the 2011 Executive Incentive Plan. In the future, we may further increase the number of shares available for issuance under that plan. In addition, we currently have 10,000 shares of Series C Convertible Preferred Stock outstanding, which are convertible into 2,500,000 shares of common stock. We may also grant additional stock options, warrants and convertible securities. The exercise, conversion or exchange of stock options, warrants or convertible securities will dilute the percentage ownership of our other stockholders. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.

Blocks of shares of our stock may be sold into the market when “lock-up” periods end, and our officers and directors, other than Mr. Sillerman, will not have any lock-up restrictions for their shares. If there are substantial sales of our shares, the market price of shares of our common stock could decline.

As described more particularly in the "Underwriting" section below, Mr. Sillerman, our Executive Chairman and Chief Executive Officer, has agreed to a lockup period of 60 days in which he will not sell his shares of our common stock. However, our other executive officers and directors who own 725,358 shares of common stock and unvested options are not subject to any lockup arrangements. The market price of our shares of common stock could decline if there are substantial sales of our shares, particularly sales by our directors, executive officers, and significant stockholders.

If we fail to comply with the listing requirements of NASDAQ, we may be subject to delisting. As a result, our stock price may decline. If our shares of common stock were no longer listed on NASDAQ, the liquidity of our securities likely would be impaired.

Our common stock currently trades on the NASDAQ Capital Market under the symbol VGGL. If we fail to comply with NASDAQ's listing criteria, our stock may be delisted. This could potentially impair the liquidity of our securities not only in the number of shares that could be bought and sold at a given price, which may be depressed by the relative illiquidity, but also through delays in the timing of transactions. As a result, an investor may find it more difficult to dispose of shares of our common stock. We believe that current and prospective investors would view an investment in our common stock more favorably if it continues to be listed on NASDAQ. Any failure at any time to meet the continuing NASDAQ listing requirements could have an adverse impact on the value of and trading activity in our common stock.

RISKS RELATED TO OUR BUSINESS

We have a history of losses, expect future loses and cannot assure you that we will achieve profitability.

We have incurred significant net losses and negative cash flow from operations since our inception. We incurred net losses of $60,445,000 and $51,882,000 for the nine months ended March 31, 2015 and March 31, 2014, respectively. We have an accumulated deficit of approximately $349,266,000 as of March 31, 2015 and $288,821,000 as of June 30, 2014. Although our revenue has grown significantly since inception, we have not achieved profitability and cannot be certain that we will be able to sustain our current revenue growth rate or realize sufficient revenue to achieve profitability. Our ability to continue as a going concern is dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured. If we achieve profitability, we may not be able to sustain it.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

The report of our independent registered public accounting firm contained in our annual report on Form 10-K for the fiscal year ended June 30, 2014 contained an explanatory paragraph expressing substantial doubt about our ability to remain a going concern because we have suffered recurring losses from operations and, at June 30, 2014, had deficiencies in working capital. We are unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of our company as a going concern is dependent upon the continued financial support from our largest stockholders and the ability of our company to obtain necessary equity and debt financing to continue development of our business and to generate revenue. Management intends to raise additional funds through equity and debt offerings until sustainable revenues are developed. No assurance can be given that such equity and debt offerings will be successful or that development of our business will continue successfully.

If we are unable to successfully develop and market our products or features, or our products or features do not perform as expected, our business and financial condition will be adversely affected.

With the release of any new product or any new features to an existing product, we are subject to the risks generally associated with new product or feature introductions and applications, including lack of market acceptance, delays in development and implementation, and failure of new products or features to perform as expected. In order to introduce and market new or enhanced products or features successfully with minimal disruption in customer purchasing patterns and user experiences, we must manage the transition from existing products in the market. There can be no assurance that we will successfully develop and market, on a timely basis, products, product enhancements or features that respond to technological advances by others, that our new products will adequately address the changing needs of the market or that we will successfully manage product transitions. Further, failure to generate sufficient cash from operations or financing activities to develop or obtain improved products and technologies could have a material adverse effect on our results of operations and financial condition.

In addition, our technology is under continual development. While certain aspects of the product may currently be functioning on a basic level, we must perform more testing to ensure that the different components work together effectively and the audio sampling and matching technology being developed by us is accurate, performs well and integrates with metadata and points systems.  Although the product has been launched for use on Apple iOS and Android devices, there is no assurance that the product will generate sufficient income from brand and network advertisers, which could have a material adverse effect on our results of operations and financial condition.

We distribute our products on Apple's iOS and Google's Android platforms, and if we are unable to maintain a good relationship with each of Apple and Google or if the Apple App Store or the Google Play Store were unavailable for any prolonged period of time, our business will suffer.

We distribute our products on Apple’s iOS and Google’s Android platforms. We believe that we have maintained a good relationship with both Apple and Google, but any deterioration in our relationship with either Apple or Google would materially harm our business and likely cause our stock price to decline. We are subject to each of Apple’s and Google’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of applications on their respective storefronts. Each of Apple and Google has broad discretion to change its standard terms and conditions. In addition, these standard terms and conditions can be vague and subject to changing interpretations by Apple or Google. Any change to these standard terms and conditions, or in Apple's or Google's interpretation of these standard terms and conditions, could materially harm our business, and we may not receive any advance warning of such change. In addition, each of Apple and Google have the right to prohibit a developer from distributing its applications on its storefront if the developer violates its standard terms and conditions. In the event that either Apple or Google ever determines that we are in violation of its standard terms and conditions, including by a new interpretation, and prohibits us from distributing our applications on its storefront, it would materially harm our business and likely cause our stock price to significantly decline. We also rely on the continued function of the Apple App Store and the Google Play Store, as we distribute our products exclusively through these two digital storefronts. There have been occasions in the past when these digital storefronts were unavailable for short periods of time. In the event that either the Apple App Store or the Google Play Store is unavailable for a prolonged period of time, it would have a material adverse effect on our revenues and operating results.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

We have financed our operations, and we expect to continue to finance our operations and acquisitions and to develop strategic relationships, by issuing equity or convertible debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing common stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our common stock. The holders of any debt securities or instruments we may issue would likely have rights superior to the rights of our common stockholders.

Since we are controlled by our current insiders and their affiliates, you and our other non-management stockholders will be unable to affect the outcome in matters requiring stockholder approval.

As of May 7, 2015, approximately 8,939,871 shares of our common stock, not including warrants, options, preferred stock or rights to acquire common stock, are owned by Mr. Sillerman and current affiliates and insiders representing control of approximately 51.8% of the total voting power.  This includes 8,230,623 shares of our common stock held by an entity owned and controlled by Mr. Sillerman. Mr. Sillerman's cost basis in those common shares is approximately $4 per share. As a result, Mr. Sillerman and current affiliates and insiders essentially have the ability to elect all of our directors and to approve any action requiring stockholder action, without the vote of any other stockholders.  It is possible that the interests of Mr. Sillerman could conflict in certain circumstances with those of other stockholders.  Such concentrated ownership may also make it difficult for our stockholders to receive a premium for their shares of common stock in the event we merge with a third party or enter into other transactions that require stockholder approval.  These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

We rely on key members of management, and the loss of their services could adversely affect our success and development.

Our success depends on the expertise and continued service of Mr. Sillerman and certain other key executives and technical personnel. These individuals are a significant factor in our growth and ability to meet our business objectives. In particular, our success is highly dependent upon the efforts of our executive officers and our directors, particularly Mr. Sillerman. It may be difficult to find a sufficiently qualified individual to replace Mr. Sillerman or other key executives in the event of death, disability or resignation, resulting in our being unable to satisfactorily execute our business. The loss of one or more of our executive officers and directors could slow the growth of our business, or it may cease to operate at all, which may result in the total loss of your investment.

Compensation may be paid to our executive officers, directors and employees regardless of our profitability, which may limit our ability to finance our business and adversely affect our business.

Mr. Sillerman and other executive officers are receiving compensation, and other current and future employees of our company may be entitled to receive compensation, payments and reimbursements regardless of whether we operate at a profit or a loss. Any compensation received by Mr. Sillerman or any other senior executive in the future will be determined from time to time by our Board of Directors or our Compensation Committee. Such obligations may negatively affect our cash flow and our ability to finance our business, which could cause our business to fail.

Some of our executive officers and directors may have conflicts of interest in business opportunities that may be disadvantageous to us.

Mr. Sillerman and Mitchell J. Nelson, our Executive Vice President, Secretary and a director, are each engaged in other business endeavors, including Circle Entertainment Inc. (“Circle”), in which Mr. Nelson is an executive officer. Mr. Sillerman is also the Chairman of SFX, a company in the live entertainment business. Under Mr. Sillerman’s employment agreement, he is obligated to devote his working time to our affairs, but may continue to perform his responsibilities as an executive officer of SFX and as a director of Circle, and may be involved in other outside non-competitive businesses. Mr. Sillerman has agreed to present to us any business opportunities related to or appropriate for our business. Pursuant to Mr. Nelson’s employment agreement, he is obligated to devote such time and attention to the affairs of our company as is necessary for him to perform his duties as Executive Vice President. He is also entitled to perform similar functions for Circle and performs general legal duties for SFX pursuant to the shared services agreements. In addition, one of our directors, Michael Meyer, is a member of the board of directors and chair of the audit committee of Circle. Our President and Chief Operating Officer, Greg Consiglio, was recently appointed as President and Chief Operating Officer of SFX, and our Chief Revenue Officer, Kevin Arrix, was also recently appointed as Executive Vice President, Global Brand Partnerships of SFX. The employment agreements of Mr. Consiglio and Mr. Arrix were amended to provide that they each will devote their full-time best efforts and business time and attention to us, subject to also fulfilling their responsibilities to SFX. The terms of the sharing of Mr. Consiglio's and Mr. Arrix's full time will be subject to monitoring by the respective boards of directors or a committee of disinterested members of the respective boards of directors. Mr. Consiglio and Mr. Arrix also agree that they will report conflicts of interest and corporate opportunities to both our board of directors and the board of directors of SFX. Although Circle, SFX and our company have generally different business plans, interests and programs, it is conceivable there may be a conflict of interest in determining where a potential opportunity should be brought. Conflicts of interest are prohibited as a matter of corporate policy, except under guidelines approved by our board of directors, as set forth in our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics also sets forth the procedures to follow in the event that a potential conflict of interest arises. In addition, not having the full time and attention of the executive officers could cause our business results to suffer.

We entered into a Sales Agency Agreement with SFX pursuant to which SFX will exclusively represent us in the sale of advertising and sponsorships. If SFX is not able to generate sales of advertising and sponsorships on our behalf, our revenues and financial results could suffer.

We entered into a Sales Agency Agreement pursuant to which SFX will exclusively represent us in the sale of advertising and sponsorships. As part of the Sales Agency Agreement, we consented to SFX's hiring of 25 members of our sales team.  Pursuant to the Sales Agreement, SFX agrees that it will maintain adequate staffing levels, generally consistent with staffing levels we maintained prior to entering the agreement, for the sale of advertising and sponsorships. We will pay SFX a 25% commission on sales made by SFX. While reducing our headcount by 25 people should result in cost savings, if SFX is unable to generate sales of advertising and sponsorships at levels consistent with historical levels, our revenues may decline. While we can terminate the Sales Agency Agreement for any reason on 90 days notice, it may take us additional time to recruit a new sales team or to engage a new agent for our sales, in which case, our revenues could suffer.

Our business and growth may suffer if we are unable to attract and retain key officers or employees.

Our ability to expand operations to accommodate our anticipated growth will depend on our ability to attract and retain qualified media, management, finance, marketing, sales and technical personnel.  However, competition for these types of employees is intense due to the limited number of qualified professionals.  Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality people with advanced skills who understand our technology and business.  No assurance can be given that we will be successful in this regard. If we are unable to engage and retain the necessary personnel, our business may be materially and adversely affected.

We are uncertain of our ability to manage our growth.

Our ability to grow our business is dependent upon a number of factors, including our ability to hire, train and assimilate management and other employees, the adequacy of our financial resources, our ability to identify and efficiently provide such new products and services as our customers may require in the future, and our ability to adapt our own systems to accommodate expanded operations.

Because of pressures from competitors with more resources, we may fail to implement our business strategy profitably.

The digital and mobile technology business is highly fragmented, extremely competitive, and subject to rapid change. The market for customers is intensely competitive and such competition is expected to continue to increase. We believe that our ability to compete depends upon many factors within and beyond our control, including the timing and market acceptance of new solutions and enhancements to existing businesses developed by us and our competitors.  We are an entertainment company that utilizes digital media and Smartphone technology.  If we are successful, larger and more established entertainment companies, with significantly greater resources, may try to enter the market with similar technologies, and may be in better competitive positions than we are.  Many consumers maintain simultaneous relationships with multiple digital brands and products and can easily shift consumption from one provider to another.  Our principal competitors are in segments such as:

•	Applications promoting social TV experiences and discussions; and

•	White label providers of social media and media-specific applications.
 Additionally, new competitors may be able to launch new businesses at relatively low cost.  Either existing or new competitors may develop new technologies, and our existing and potential advertisers may shift their advertising expenditures to these new technologies. There can be no assurance that we will be able to successfully execute our business in the face of such competition.

We may be unable to compete with larger or more established companies in two industries.

We face a large and growing number of competitors in the digital and mobile technology and entertainment industries.  If we successfully combine digital and mobile technology with entertainment, we will have competitors from both the digital and mobile technology and entertainment industries. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in these industries than do we. As a result, certain of these competitors may be in better positions to compete with us for customers and audiences. Further, our current and/or future competitors in the digital and mobile technology industry may develop or license technology that is similar to the Viggle App. We cannot be sure that we will be able to compete successfully with existing or new competitors.

Although it cannot use the technology licensed to it by us to compete with our current business, SFX may have the ability to compete with us in future lines of business.

Although our license agreement with SFX does not permit SFX to use our technology in a manner or for applications that we believe would be competitive with our current or proposed operations and businesses, the license agreement does provide SFX with the ability to use our technology within a relatively broad range, which could result in SFX using our technology to compete with us in other businesses we may elect to pursue in the future.

Failure to successfully combine and integrate the businesses of Wetpaint, Dijit or Choose Digital in the expected time frame may adversely affect our future results.

The success of our acquisitions of Choose Digital, Wetpaint and Dijit will depend, in part, on our ability to realize the anticipated benefits from combining the businesses of Choose Digital, Wetpaint and Dijit with our existing business. To realize these anticipated benefits, the businesses of Choose Digital, Wetpaint and Dijit must be successfully integrated and combined. If users of each of the Choose Digital, Wetpaint, Dijit and Viggle services do not prove to have an affinity to the new complementary services they are introduced to, results of the combination could be worse than anticipated. Our management may face significant challenges in consolidating Choose Digital's, Wetpaint’s and Dijit's functions with ours, integrating the technologies, organizations, procedures, policies and operations, as well as addressing the different business cultures at the two companies, and retaining key personnel. If Choose Digital, Wetpaint and Dijit are not successfully integrated, the anticipated benefits of our acquisitions of Choose Digital, Wetpaint and Dijit may not be realized fully or at all or may take longer to realize than expected. The integration may also be complex and time consuming, and require substantial resources and effort. The integration process and other disruptions resulting from our acquisitions of Choose Digital, Wetpaint and Dijit may also disrupt each company’s ongoing businesses and/or adversely affect their respective relationships with employees, users, and others with whom they have business or other dealings.

Since Choose Digital, Wetpaint and Dijit were private companies, we may be required to expend substantial sums in order to bring them into compliance with the various reporting requirements applicable to public companies and/or to prepare required financial statements, and such efforts may harm our operating results or be unsuccessful altogether.

Prior to our acquisitions of them, Choose Digital, Wetpaint and Dijit were not subject to many of the requirements applicable to public companies, including Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, which requires that Choose Digital, Wetpaint and Dijit evaluate and report on their system of internal controls. We will need to evaluate and integrate the system of internal controls for Choose Digital, Wetpaint and Dijit. We did not conduct a formal evaluation of Choose Digital's, Wetpaint’s or Dijit's internal controls over financial reporting prior to our acquisition of those companies. If our finance and accounting staff or internal controls over financial reporting are inadequate, we may be required to hire additional staff and incur substantial legal and accounting costs to address such inadequacies. Moreover, we cannot be certain that our remedial measures will be effective. Any failure to implement required or improved controls, or difficulties encountered in their implementation, could harm our operating results or increase our risk of material weaknesses in internal controls.

We will incur significant transaction and merger-related costs in connection with our acquisitions of Choose Digital, Wetpaint and Dijit.

We expect we will incur significant, non-recurring costs in connection with consummating the acquisitions of Choose Digital, Wetpaint and Dijit and integrating the operations of those companies. We may incur additional costs to maintain employee morale and to retain key employees. We may also incur significant fees and expenses relating to financing arrangements and legal, accounting and other transaction fees and costs associated with these acquisitions.

In addition, in connection with our acquisition of Choose Digital, we may have to pay a contingent payment, to be made within five business days after June 24, 2015, in an aggregate amount up to $4,792,000 depending on the trading price of Viggle common stock at that time. We may not have cash available to make this contingent payment. We may seek to raise additional capital in order to fulfill this or other obligations. If we seek to raise additional capital, we may offer additional shares of our common stock or other securities convertible into or exchangeable for shares of our common stock at prices that may not be the same as the price in this offering. We may sell shares or other securities in any other offering at a price that is less than the price paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price paid by investors in this offering.

If we do not continue to develop and offer compelling content, products and services and attract new consumers or maintain the engagement of our existing consumers, our advertising revenues could be adversely affected.

In order to attract consumers and maintain or increase engagement on Viggle, Choose Digital, Wetpaint and Dijit properties, we believe we must offer compelling content, products and services. Acquiring, developing and offering new content, products and services, as well as new functionality, features and enhanced performance of our existing content, products and services, may require significant investment and time to develop. In addition, consumer tastes are difficult to predict and subject to rapid change. If we are unable to develop online content, products and services that are attractive and relevant to Viggle, Choose Digital, Wetpaint and Dijit users, we may not be able to maintain or increase our existing users’ engagement on or attract new consumers to Viggle, Choose Digital, Wetpaint and Dijit properties and as a result our search rankings, traffic and usage metrics, and advertising revenues may be adversely affected.

Our licensing agreement with SFX may adversely affect our ability to generate revenues in the future.

On March 10, 2014, we entered into a software license and services agreement with SFX, a company affiliated with Mr. Sillerman, pursuant to which we licensed our audio recognition software and related loyalty program to SFX. SFX may use the software for its own internal business purposes and may sublicense the software to its affiliates or to its co-promoters. The agreement provides that during the term of the agreement we may not license the software to any third party that directly competes with SFX in the promotion of dance music. Therefore, the agreement will prevent us from entering into, and generating licensing revenues from, any third parties that compete with SFX in the promotion of dance music. The agreement also provides that SFX will receive 50% of our net revenues from the license of the software to any third party. Accordingly, any future revenues that we receive from licensing the technology to third parties will be reduced.

Wetpaint relies on social media posts to drive traffic to its websites. Changes in rules, algorithms, and display formats of social media sites could result in a reduction in such traffic.

Wetpaint relies on posts on various social media platforms, including Facebook and Twitter, to drive users to its websites. In the event that Facebook or Twitter change their respective terms and conditions to prevent such activity by Wetpaint, Wetpaint’s user numbers could decrease. Further, these platforms change their algorithms and application programming interfaces, or API’s, in the ordinary course of business, often without notice or explanation to publishers. Changes to these algorithms and API’s may reduce the effectiveness of Wetpaint’s publishing capabilities, and result in temporary or permanent reductions to the net numbers of fans and followers added each month, as well as the rate at which Wetpaint content is displayed to users and clicked upon. In such cases, traffic to Wetpaint websites could be adversely affected.

Wetpaint relies upon traffic from search engines such as Google to bring an influx of website visitors each month. Search engine traffic is dynamic in nature, and is subject to an ever-changing mix of user-entered keywords, competitive offerings, and algorithmic fluctuations by the search engines themselves.

Search engines such as Google represent a significant source of Wetpaint traffic, and the originating source for many users who become Wetpaint fans and followers on the social networks. The ranking of Wetpaint content in the various search engines is always changing, and relates to algorithmic assessments by the search engines compared to offerings that compete with Wetpaint. The popular keywords for which Wetpaint ranks highly could subside in their popularity, or Wetpaint may fail to maintain the rankings that it has had for such keywords. In addition, as new keywords become popular, Wetpaint content may fail to rank highly for those keywords.

If Wetpaint does not maintain talent, access, and reputation among sources for news stories, we would lose access to stories and our traffic and revenues could suffer.

Wetpaint is reliant upon an editorial organization and freelance talent that secures proprietary access to stories that interest our audience. Our ability to identify and create content that interests the audience is dependent on maintaining and growing our access to talent and sources. If we lose key editorial talent, or our reputation is not maintained, we could lose our ability to create the content that garners audience interests, and traffic and our revenues could be adversely affected.

If our products do not achieve market acceptance, we may not have sufficient financial resources to fund our operations or further development.

While we believe that a viable market exists for our products, there is no assurance that our technology will prove to be an attractive alternative to conventional or competitive products in the markets that we have identified. In the event that a viable market for our products cannot be created for our business or our products do not achieve market acceptance, we may need to commit greater resources than are currently available to develop a commercially viable and competitive product. There can be no assurance that we would have sufficient financial resources to fund such development or that such development would be successful. Further, our business requires the use of capital resources to purchase rewards for our rewards program.  In addition, as we grow our number of monthly active users, our rewards costs will increase.  We will need to increase our revenue per monthly active user in order to cover our rewards costs and to become profitable; there is no guarantee that we will be able to do so. Additionally, there is no guarantee that we will have sufficient resources to fund our rewards program, which will have a material adverse effect on our business and operations.  In addition, if our products do not generate sufficient revenues, or we are unable to raise additional capital, we may be unable to fund our operations.  Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. There can be no assurance that, when required, sufficient funds will be available to us on satisfactory terms.

Our business will suffer if our network systems fail or become unavailable.

A reduction in the performance, reliability and availability of our network infrastructure would harm our ability to distribute our products to our users, as well as our reputation and ability to attract and retain users and content providers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems could also be subject to viruses, break-ins, sabotage, acts of terrorism, acts of vandalism, hacking, cyber-terrorism and similar misconduct. We might not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage. Any system error or failure that causes interruption in availability of products, or an increase in response time, could result in a loss of potential customers or content providers, which could have a material adverse effect on our business, financial condition and results of operations. If we suffer sustained or repeated interruptions, our products and services could be less attractive to our users and our business would be materially harmed.

If we fail to detect fraud, including click fraud, other invalid clicks on ads, or improper engagements, we could lose the confidence of our current and potential advertiser clients, incur additional costs, or both, which would cause our business to suffer.

We are exposed to the risk of fraudulent and other invalid clicks or conversions that advertisers may perceive as undesirable or that may cost us additional money for points given in connection with such activity. While our terms and conditions limit one account per person and we have specific controls in place to avoid fraud, such as limiting the number of accounts allowed per device and the number of points per day, there is no assurance that our controls will be effective. As a result, estimates of our registered users, monthly active users or other statistical information may be inflated as there may be some instances of double-counting users. We are aware that some people will attempt to evade our rules in an effort to accumulate excess points through a multitude of methods including, but not limited to, establishing multiple accounts, mimicking app activity through “scripting,” and using multiple devices simultaneously. We monitor our users to determine if any are attempting to do so and consider this fraudulent activity a violation of our published terms and conditions. We invalidate users whom we believe to violate these terms and conditions and continually make efforts to improve our systems to detect fraud and improve our defenses. Through March 31, 2015, we have invalidated 220,603 accounts for suspicious activity of a total of 9,156,300 registered accounts. Invalid clicks could result from inadvertent clicks or click fraud, where a mobile device user intentionally clicks on ads for reasons other than to access the underlying content of the ads. If fraudulent or other malicious activity is perpetrated by others, and we are unable to detect and prevent it, the affected advertisers may experience or perceive a reduced return on their investment. High levels of invalid click activity could lead to dissatisfaction with our advertising services, refusals to pay, refund demands or withdrawal of future business. If fraudulent or other malicious activity occurs, and we are unable to detect and prevent it, we could also experience increased costs relating to awarding points as a result of these activities. Any of these occurrences could damage our brand and lead to a loss of advertisers and revenue and increased costs.

We may be unable to protect our intellectual property rights from third-party claims and litigation, which could be expensive, divert management's attention, and harm our business.

Our success is dependent in part on obtaining, maintaining and enforcing our proprietary rights and our ability to avoid infringing on the proprietary rights of others. We seek patent protection for those inventions and technologies for which we believe such protection is suitable and is likely to provide a competitive advantage to us.   Because patent applications in the United States are maintained in secrecy until either the patent application is published or a patent is issued, we may not be aware of third-party patents, patent applications and other intellectual property relevant to our products that may block our use of our intellectual property or may be used in third-party products that compete with our products and processes. In the event a competitor or other party successfully challenges our products, processes, patents or licenses, or claims that we have infringed upon their intellectual property, we could incur substantial litigation costs defending against such claims, be required to pay royalties, license fees or other damages or be barred from using the intellectual property at issue, any of which could have a material adverse effect on our business, operating results and financial condition.

We also rely substantially on trade secrets, proprietary technology, nondisclosure and other contractual agreements, and technical measures to protect our technology, application, design, and manufacturing know-how, and work actively to foster continuing technological innovation to maintain and protect our competitive position.  We cannot assure you that steps taken by us to protect our intellectual property and other contractual agreements for our business will be adequate, that our competitors will not independently develop or patent substantially equivalent or superior technologies or be able to design around patents that we may receive, or that our intellectual property will not be misappropriated.

In addition, we use open source software in our services and will continue to use open source software in the future. From time to time, we may be subject to claims brought against companies that incorporate open source software into their products or services, claiming ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license, or require us to devote additional research and development resources to changing our products or services, any of which would have a negative effect on our business and results of operations.

The SEC opened a formal order of investigation relating to a matter regarding certain dealings in our securities by an unaffiliated third party. In addition, we have also received an informal request from the SEC for the voluntary production of documents and information concerning certain aspects of our business and technology. Although we have provided documents in response to the SEC's request, there is no assurance that the SEC will not take any action against us.

The SEC opened a formal order of investigation relating to a matter regarding certain dealings in our securities by an unaffiliated third party. We have also received an informal request from the staff of the SEC, dated June 11, 2012, for the voluntary production of documents and information concerning certain aspects of our business and technology. We initially provided documents in response to such request on July 2, 2012, and we have provided supplements and documents for additional questions, as requested. We intend to cooperate with the SEC regarding this matter and any other requests we may receive. However, there is no assurance that the SEC will not take any action against us. A determination by the SEC to take action against us could be costly and time consuming, could divert the efforts and attention of our directors, officers and employees from the operation of our business and could result in sanctions against us, any or all of which could have a material adverse effect on our business and operating results.

Changes to federal, state or international laws or regulations applicable to our business could adversely affect our business.

Our business is subject to a variety of federal, state and international laws and regulations, including those with respect to privacy, advertising generally, consumer protection, content regulation, intellectual property, defamation, child protection, advertising to and collecting information from children, taxation, employment classification and billing. These laws and regulations, and the interpretation or application of these laws and regulations, could change. In addition, new laws or regulations affecting our business could be enacted. These laws and regulations are frequently costly to comply with and may divert a significant portion of management's attention. If we fail to comply with these applicable laws or regulations, we could be subject to significant liabilities which could adversely affect our business.

There are many federal, state and international laws that may affect our business, including measures to regulate consumer privacy, the use of copyrighted material, the collection of certain data, network neutrality, patent protection, cyber security, child protection, subpoena and warrant processes, taxes and tax reporting (including issuing IRS 1099 forms to our users), gift cards, employee classification, employee health care, and others. If we fail to comply with these applicable laws or regulations we could be subject to significant liabilities which could adversely affect our business.

In addition, most states have enacted legislation governing the breach of data security in which sensitive consumer information is released or accessed. If we fail to comply with these applicable laws or regulations we could be subject to significant liabilities which could adversely affect our business.

Many of our potential partners are subject to industry specific laws, regulations or licensing requirements, including in the following industries: pharmaceuticals, online gaming, alcohol, adult content, tobacco, firearms, insurance, securities brokerage, real estate, sweepstakes, free trial offers, automatic renewal services and legal services. If any of our advertising partners fail to comply with any of these licensing requirements or other applicable laws or regulations, or if such laws and regulations or licensing requirements become more stringent or are otherwise expanded, our business could be adversely affected. Furthermore, these laws may also limit the way we advertise our products and services or cause us to incur compliance costs, which could affect our revenues and could further adversely impact our business.

There are a number of significant matters under review and discussion with respect to government regulations which may affect the business we intend to enter and/or harm our customers, and thereby adversely affect our business, financial condition and results of operations.

Our business has substantial indebtedness

We currently have, and will likely continue to have, a substantial amount of indebtedness. Our indebtedness could, among other things, make it more difficult for us to satisfy our debt obligations, require us to use a large portion of our cash flow from operations to repay and service our debt or otherwise create liquidity problems, limit our flexibility to adjust to market conditions, place us at a competitive disadvantage and expose us to interest rate fluctuations. As of March 31, 2015, we had total debt outstanding of approximately $24,750,000. We expect to obtain the money to pay our expenses and pay the principal and interest on our indebtedness from cash flow from our operations and potentially from other debt or equity offerings. Accordingly, our ability to meet our obligations depends on our future performance and capital raising activities, which will be affected by financial, business, economic and other factors, many of which are beyond our control. If our cash flow and capital resources prove inadequate to allow us to pay the principal and interest on our debt and meet our other obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance our debt, which we may be unable to do on acceptable terms, and forgo attractive business opportunities. In addition, the terms of our existing or future debt agreements may restrict us from pursuing any of these alternatives.

Our earnings are subject to substantial quarterly and annual fluctuations and to market downturns.

Our revenues and earnings may fluctuate significantly in the future. General economic or other political conditions may cause a downturn in the market for our products or services. Despite the recent improvements in market conditions, a future downturn in the market for our products or services could adversely affect our operating results and increase the risk of substantial quarterly and annual fluctuations in our earnings. Our future operating results may be affected by many factors, including, but not limited to: our ability to retain existing or secure anticipated advertisers and publishers; our ability to develop, introduce and market new products and services on a timely basis; changes in the mix of products developed, produced and sold; and disputes with our advertisers and publishers.  Such factors are difficult to forecast and could harm our quarterly and/or annual operating results.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies.  As a public company, we expect these new rules and regulations to increase our compliance costs in fiscal 2015 and beyond and to make certain activities more time consuming and costly.  As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately and timely or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $8,441,520, based on an offering price of $2.50 per share, or $9,719,748 if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and our estimated expenses of the offering.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, which could include repayment of debt to our Executive Chairman, Chief Executive Officer and principal stockholder, and funding of payment obligations in connection with a previously completed acquisition.

Although we have identified some potential uses of the net proceeds to be received upon completion of this offering, we have and reserve broad discretion in the application of these proceeds. Accordingly, we reserve the right to use these proceeds for different purposes or uses which we have not listed above. See Risk Factors entitled "Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree” and "we will incur significant transaction and merger-related costs in connection with our acquisitions of Choose Digital, Wetpaint and Dijit."

Pending the application of such proceeds, we may invest the proceeds in short-term, interest bearing, investment grade marketable securities or money market obligations.

MARKET INFORMATION

As of April 25, 2014, our common stock trades on the NASDAQ Capital Market under the symbol "VGGL." Prior to April 25, 2014, our common stock was traded in the over the counter market and was quoted on the OTC QB Electronic Quotation Service.

The following table sets forth the high and low bid prices of our common stock during the calendar year ended December 31, 2012 and through May 19, 2015.  The high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

	High	Low
2012
First quarter	$712.00	$440.00
Second quarter	$520.00	$200.00
Third quarter	$448.00	$56.00
Fourth quarter	$184.00	$88.00
2013
First quarter	$100.00	$56.00
Second quarter	$70.40	$25.60
Third quarter	$62.40	$48.00
Fourth quarter	$55.20	$32.00
2014
First quarter (1)	$52.00	$21.05
Second quarter	$21.00	$4.06
Third quarter	$4.90	$2.02
Fourth quarter	$4.18	$1.58
2015
First quarter	$3.31	$1.38
Second quarter (April 1- May 19, 2015)	$3.76	$1.40

(1)
On March 19, 2014, the Company effectuated a 1-for-80 reverse stock split (the “1-for-80 Reverse Split”). Under the terms of the 1-for-80 Reverse Split, each share of common stock, issued and outstanding as of such effective date, was automatically reclassified and changed into one-eightieth of one share of common stock, without any action by the stockholder. Fractional shares were cashed out. All share and per share amounts have been restated to reflect the 1-for-80 Reverse Split.

CAPITALIZATION
The following table sets forth our capitalization as of March 31, 2015:

•	on an actual basis; and

•
on an adjusted basis to reflect the receipt of net proceeds of approximately $8,441,520 from the sale of 3,626,179 shares of our common stock at an offering price of $2.50 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the over-allotment option).

	As of March 31, 2015 (unaudited)(in thousands)
	Actual	As Adjusted
Current portion of loan payable	$4,750	$4,750
Loan payable, less current portion	19,466	19,466
Series A Convertible Redeemable Preferred Stock, $1,000 stated value, authorized 100,000 shares, issued and outstanding -0- shares; and -0- shares outstanding on an as adjusted basis	—
Series C Convertible Redeemable Preferred Stock, $1,000 stated value, authorized 100,000 shares, issued and outstanding 10,000 shares; and 10,000 shares outstanding on an as adjusted basis	11,421	11,421
Stockholders’ equity:
Series B Convertible Preferred Stock, $1,000 stated value, authorized 50,000 shares, issued and outstanding -0- shares; and -0- shares outstanding on an as adjusted basis	—	—
Common stock, $0.001 par value; authorized 300,000,000 shares, 16,901,738 shares issued and outstanding; and 20,527,917 shares outstanding on an as adjusted basis	16	20
Additional paid-in capital	366,042	374,480
Treasury stock, 215,164 shares	(11,916)	(11,916)
Accumulated deficit	(349,266)	(349,266)
Total stockholders’ equity	4,876	13,318
Total capitalization	$(7,919)	$523

In the table above, the number of shares outstanding at March 31, 2015 does not include:

•	1,299,194 options to purchase shares of our common stock issued under our 2011 Executive Incentive Plan;

•	1,006,069 shares of unvested restricted common stock issued under our 2011 Executive Incentive Plan;

•	up to 1,958,375 shares issuable upon the full exercise of previously issued warrants to purchase shares of our common stock; and

•	an undeterminable number of shares of common stock issuable under our effective shelf registration statement on Form S-3.

DILUTION

If you invest in our common stock, your investment will be diluted immediately to the extent of the difference between the public offering price per share of common stock you pay in this offering, and the as adjusted net tangible book value per share of common stock immediately after this offering.

Net tangible book value represents the amount of our total tangible assets reduced by our total liabilities. Tangible assets equal our total assets less goodwill and intangible assets. Our actual net tangible book value as of March 31, 2015 was approximately $(46,030,134) or $(2.72) per share of common stock.

As adjusted net tangible book value gives effect to the receipt of net proceeds of approximately $8,441,520 from the sale of 3,626,179 shares of our common stock at an offering price of $2.50 per share, after deducting estimated underwriting discounts and commissions and offering expenses. Our as adjusted net tangible book value at March 31, 2015 would have been approximately $(37,588,614), or $(1.83) per share. This represents an immediate increase in net tangible book value of approximately $0.89 per share to our existing stockholders, and an immediate dilution of $(4.33) per share to investors purchasing shares in this offering.

The following table illustrates this per share dilution, giving effect to the transactions described in the paragraph immediately above:

As Adjusted
Assumed public offering price per share	$2.50
Net tangible book value per share as of March 31, 2015	(2.72)
Increase attributable to net proceeds received from this offering	0.89
As adjusted net tangible book value per share as of March 31, 2015 after giving effect to this offering	(1.83)
Dilution in net tangible book value per share to new investors	$4.33
The above discussion is based on 16,901,738 shares of common stock outstanding at March 31, 2015, and does not include:

•	1,299,194 options to purchase shares of our common stock issued under our 2011 Executive Incentive Plan;

•	1,006,069 shares of unvested restricted common stock issued under our 2011 Executive Incentive Plan; and

•	up to 1,958,375 shares issuable upon the full exercise of previously issued warrants to purchase shares of our common stock.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through Ladenburg Thalmann & Co. Inc. as representative of the underwriters. We have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares

Ladenburg Thalmann & Co. Inc.	3,626,179
Total	3,626,179

Each underwriter is committed to purchase all the shares of common stock offered by us if it purchases any shares, other than those shares covered by the over-allotment option described below.

Each underwriter proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.15 per share. After the offering, these figures may be changed by the underwriters.

We have granted the underwriters an option to buy up to 543,927 additional shares of common stock from us to cover over-allotments. The underwriters may exercise this option at any time and from time to time during the 45-day period from the date of this prospectus supplement, provided that in no event will the amounts purchased by investors in this offering plus amounts purchased by underwriters in connection with such option exceed $10,425,264. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the per share and total underwriting discount to be paid to the underwriters in this offering assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

		Total
	Per Share	With no Over- Allotment	With Over- Allotment
Public offering price	$2.50	$9,065,447	$10,425,264
Underwriting discounts and commissions paid by us	$0.15	$543,927	$625,516
Net proceeds, before expenses, to us	$2.35	$8,521,520	$9,799,748

We estimate that the total fees and expenses payable by us, excluding the underwriting discount, will be approximately $110,000, which includes $60,000 that we have agreed to reimburse the underwriters for the fees and expenses incurred by them in connection with the offering.

If, within six months of the consummation of the offering, we sell any securities for new cash proceeds to any investors contacted by the underwriter in connection with this offering (other than Mr. Sillerman and certain affiliates thereof), then the Company shall pay to the underwriter, at the time of each such sale, the same percentage commission being paid to the underwriter in connection with the offering with respect to any such sale (based on the gross sale price to such investors).  No fees, however, will be payable with respect to the exercise or conversion of any warrants, options or convertible securities issued by the Company prior to the date hereof, nor with respect to any securities issued in connection with any mergers, acquisitions or other corporate transactions, nor with respect to employee stock options or any other securities issued under the Company’s employee benefit or incentive plans.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments tha3t the underwriters may be required to make in respect of those liabilities.

We and our Executive Chairman, Chief Executive Officer and Director, Robert F.X. Sillerman, are subject to lock-up agreements that, subject to certain exceptions, prohibit us and him from offering, pledging, selling, contracting to sell, selling any option or contracting to purchase, purchasing any option or contracting to sell, granting any option, right or warrant to purchase, or otherwise transferring or disposing of, directly or indirectly, any of our shares of common stock or any of our securities convertible into or exercisable or exchangeable for our common stock, or publicly disclosing the intention to make any offer, sale, pledge or disposition, or entering into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other of our securities, whether any such transaction described above is to be settled by delivery of our common stock or such other of our securities, in cash or otherwise or make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock without the prior written consent of the representatives. These restrictions will be in effect for a period of 30 days after the date of this prospectus supplement for us and 60 days for Mr. Sillerman.

The lock-up agreements do not prohibit us from issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement. The lock-up provisions do not prevent us from selling shares to the underwriters pursuant to the underwriting agreement, or from granting options to acquire securities under our existing stock option plans or issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement. Finally, the lockup agreements do not prohibit us or any of our directors or officers from announcing or consummating strategic transactions.

Our shares are quoted on the NASDAQ Capital Market under the symbol “VGGL.”

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have sold to them. Short sales involve the sale by the underwriters of a greater number of shares than the underwriters are required to purchase in the offering. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time. The underwriters may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on the NASDAQ Capital Market and is limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriters and the underwriters may distribute prospectuses and prospectus supplements electronically.

From time to time in the ordinary course of its businesses, the underwriters and certain of their affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates for which they have received, or in the future may receive, customary fees.

LEGAL MATTERS

Certain legal matters in connection with the offering and the validity of the securities offered by this prospectus supplement will be passed upon for us by Greenburg Traurig, LLP, New York, New York. Graubard Miller is acting as counsel for the underwriters in connection with various matters relating to the securities offered hereby.

EXPERTS

The consolidated financial statements of Viggle Inc. as of June 30, 2014 and 2013 and for each of the years in the two-year period ended June 30, 2014 appearing in Viggle Inc.’s Annual Report on Form 10-K for the year ended June 30, 2014, have been audited by BDO USA, LLP, Viggle Inc.’s independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Choose Digital, Inc. as of December 31, 2013 and 2012, and for years then ended, included in Viggle Inc.’s Form 8-K/A filed September 4, 2014, have been audited by BDO USA, LLP, independent auditors, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The financial statements of Wetpaint.com, Inc. as of December 31, 2012 and 2011, and for years then ended, included in Viggle Inc.’s Form 8-K/A filed January 10, 2014, have been audited by Moss Adams LLP, independent auditors, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement and the accompanying prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is http://www.sec.gov. We maintain a website at www.viggle.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed in the section of the accompanying prospectus in the section entitled "Incorporation by Reference." In addition, we also incorporate by reference:

•	our Current Report on Form 8-K filed with the SEC on May 15, 2015; and

•	our Preliminary Information Statement filed with the SEC on May 15, 2015.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed. Any statements contained in a previously filed document incorporated by reference into this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus supplement and the accompanying prospectus are only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omit certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement and the accompanying prospectus. Statements contained in this prospectus supplement as to the contents of any contract or other document are qualified by reference to the copy of that contract or document filed as an exhibit to the registration statement or that will be filed as an exhibit to the current report on Form 8-K upon completion of this offering.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. Requests should be directed to: Viggle Inc., Attention: Tom McLean, General Counsel, 902 Broadway, 11th Floor, New York, NY 10010, telephone: (212) 231-0092.

PROSPECTUS
$40,000,000
Viggle Inc.

Common Stock
Preferred Stock
Warrants
Units

We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, warrants, or a combination of these securities, or units, for an aggregate initial offering price of up to $40,000,000. This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.
This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.
Our common stock is traded on the NASDAQ Capital Market under the symbol “VGGL.” On May 11, 2015, the last reported sales price for our common stock was $3.76 per share. As of that date, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $31,325,315 based on 17,271,072 shares of our outstanding common stock, of which approximately 8,331,201 shares were held by non-affiliates. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of the aggregate market value of our common stock in any 12-month period so long as the aggregate market value of our common stock remains below $75,000,000.  As of the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.6. of Form S-3 during the 12 calendar month period that ends on and includes the date of this prospectus. We will apply to list any shares of common stock sold by us under this prospectus and any prospectus supplement on the NASDAQ Capital Market. The prospectus supplement will contain information, where applicable, as to any other listing of the securities on the NASDAQ Capital Market or any other securities market or exchange covered by the prospectus supplement.
The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 8, in addition to Risk Factors contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”
The date of this prospectus is May 18, 2015.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of proceeds of $40,000,000. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. The prospectus supplement that contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to those securities. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in this offering.
The terms “Viggle,” the “Company,” “we,” “our” or “us” in this prospectus refer to Viggle Inc. and its subsidiaries, unless the context suggests otherwise.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The information contained in this prospectus and the documents and information incorporated by reference in this prospectus include some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including, but not limited to, the risks outlined under “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

ABOUT VIGGLE
Overview

Viggle Inc. was incorporated in Delaware in July 1994, and was formerly known as Function (x) Inc, Function(X) Inc. and Gateway Industries, Inc.

Viggle makes entertainment more rewarding.

Viggle is a mobile and web-based entertainment marketing platform that uses incentives to make content consumption and discovery more rewarding for media companies, brands and consumers. Viggle helps guide consumers towards various forms of media consumption with television enhancement, music discovery, entertainment content publishing and distributed viewing reminders. Viggle helps consumers decide what to watch and when, broadens the viewing experience with real time games and additional content, and rewards viewers for being loyal to their favorite shows throughout a season, allowing them to earn points. For brands, Viggle provides advertising clients with targeted interactive ads to amplify their TV messaging to verified audiences. For media companies, Viggle delivers promotional benefits by driving viewers to specific shows, engaging them in a richer content experience, and increasing awareness of promoted shows through web, mobile and social channels.

Our content website, wetpaint.com, extends our promotional capabilities by reaching potential viewers before a TV show is broadcast and by allowing viewers to continue the conversation with additional show coverage after the broadcast date. We also have technology that helps consumers search for media and set reminders to watch their favorite TV shows and movies wherever they are offered.  In addition, we recently launched our music service, which allows consumers to check-in to songs on Viggle and also earn points. As a media company, we seek to attract a significant and growing audience in order to sell advertising. We believe that making entertainment more rewarding and engaging for consumers will drive them to use Viggle.

U.S. consumers can become Viggle users through a free App that works on multiple types of mobile phones and tablets and is distributed through the Apple App Store and the Google Play Store. After a consumer downloads the App, he or she must create an account. Viggle then allows consumers to play along with TV shows, share comments through social media, answer trivia questions or polls, discover more about the show, all while watching TV. Users can also use the App to discover new music. The App can listen to a song and identify it and allow users to build playlists and purchase the music. All of this activity earns users points they can redeem for real rewards.

Through Wetpaint, we report original news stories and publish information content covering top television shows, music, celebrities, entertainment news and fashion. Wetpaint publishes more than 100 new articles, videos and galleries each day. We generate revenues through Wetpaint by displaying advertisements to Wetpaint users as they view Wetpaint's content.

The Viggle user experience is simple. While watching TV or listening to music, a user taps the “check-in” button, which activates the device’s microphone. Viggle collects an audio sample of the content the user can hear and uses technology to convert that sample into a digital fingerprint. Within seconds, that digital fingerprint is matched against a database of reference fingerprints that are collected from approximately 175 English and Spanish television channels within the United States and over 20 million songs. We are able to verify TV check-ins across broadcast, cable, online, satellite, time-shifted and on-demand content as well as most songs cataloged on Apple’s iTunes music library. The ability to verify check-ins is critical because users are rewarded with points for each check-in and engagement (defined as an advertisement view, song match, web video view, poll, video quiz, game or slide show). Users can redeem the points within the rewards catalog for items that have a monetary value such as unique deals and offers, products, sweepstakes, charitable donations, select retail gift cards and Viggle-branded and other merchandise. Once a user has “checked-in” to content, the App provides a set of optional games, tools, and information to enhance the consumer experience.

Viggle points can be earned through six different activities within the App: WatchPoints (1 point for every minute a user is checked-in on Viggle TV), Bonus Points (added points for connecting with promoted content), Live Engagement Points (points earned for playing MyGuy, Viggle Live or other games), Streaks and Quests (added points for connecting with a series of shows or songs), Music Match Points (points earned for matching a song on Viggle), and Advertising Points (advertising revenue we share with our customers in the form of points). Viggle points can also be earned by engaging in entertainment content on Wetpaint's websites.

From the launch of the Viggle App on January 25, 2012, and through March 31, 2015, 9,156,300 users have registered for Viggle, of which we have deactivated 220,603 for a total of 8,953,697 net registered users.  As of March 31, 2015, our members have checked-in to 478,106,222 TV programs and more than 146,558,719 songs and spent an average of 61 minutes and 55 seconds of active time within the Viggle App per session.  Over 892,852 users have tagged a song in the Viggle App.

For the nine months ended March 31, 2015 and 2014, we had net losses of $60,445,000 and $51,822,000, respectively. For the years ended June 30, 2014 and 2013, we had net losses of $68,436,000 and $91,403,000, respectively.

Our principal executive offices are located at 902 Broadway, 11th Floor, New York, NY 10010. Our telephone number is (212) 231-0092. Our website is located at www.viggle.com. Information contained on, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, and in documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into the applicable prospectus supplement and any related free writing prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. The prospectus supplement applicable to each offering of securities will contain additional information about risks applicable to an investment in us and our securities. For more information about our SEC filings, please see “Where You Can Find More Information.”

USE OF PROCEEDS
     Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for working capital and general corporate purposes and for repaying indebtedness or redeeming preferred stock, including indebtedness or preferred stock issued to Robert F.X. Sillerman, our Chairman and Chief Executive Officer or to Sillerman Investment Company III LLC, a company of which he is the sole member and manager. Additional information on the use of net proceeds from the sale of securities covered by this prospectus will be set forth in a prospectus supplement relating to the specific offering.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

·	the net tangible book value per share of our equity securities before and after the offering;

·	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers; and

·	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering.

DESCRIPTION OF COMMON STOCK

         We are authorized to issue 300,000,000 shares of common stock, par value $0.001 per share. As of May 11, 2015, we had 17,271,072 shares of common stock issued and outstanding. The following summary of the terms of our common stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions in our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law, or DGCL.

General

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.  Corporate action to be taken by a stockholder vote may be authorized by the affirmative vote of a majority of the votes cast at a meeting of stockholders, or by written consent in lieu of a meeting, unless otherwise required by law.  In general, stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds. We have never paid any cash dividends with respect to our common stock.

Transfer Agent and Registrar

 Our transfer agent and registrar is American Stock Transfer & Trust Company, LLC. Its mailing address is 6201 15th Avenue, Brooklyn, New York 11219, and its phone number is (718) 921-8206.

Listing

Our common stock is traded on the NASDAQ Capital Market under the symbol “VGGL”.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the DGCL concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

·	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status;
·
upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

·
on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

DESCRIPTION OF PREFERRED STOCK

     We may issue up to 1,000,000 shares of our preferred stock, par value $0.001 per share, from time to time in one or more series, without further action by the stockholders. 100,000 shares of our preferred stock have been designated Series A Convertible Redeemable Preferred Stock, 50,000 shares of our preferred stock have been designated Series B Convertible Preferred Stock, and 100,000 shares of preferred stock have been designated as Series C Convertible Redeemable Preferred Stock.

         Our certificate of incorporation authorizes our Board of Directors to issue preferred stock from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, dividends or limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the Board of Directors for each class or series of stock subject to the provisions of our certificate of incorporation. Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further authorization of stockholders unless such authorization is required by applicable law, the rules of the NASDAQ Capital Market or other securities exchange or market on which our stock is then listed or admitted to trading.

         Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of Viggle.

         A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. Such prospectus supplement will include:

·	the title and stated or par value of the preferred stock;

·	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

·	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

·	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

·	the provisions for a sinking fund, if any, for the preferred stock;

·	any voting rights of the preferred stock;

·	the provisions for redemption, if applicable, of the preferred stock;

·	any listing of the preferred stock on any securities exchange;

·
the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

·	if appropriate, a discussion of Federal income tax consequences applicable to the preferred stock; and

·	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.
The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock will also be stated in the preferred stock prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock to be received by the holders of preferred stock would be subject to adjustment.

Series C Convertible Redeemable Preferred Stock

As of the date of this prospectus, 10,000 shares of our preferred stock, consisting of shares of Series C Convertible Redeemable Preferred Stock, are outstanding. We issued the 3,000 shares of Series C Convertible Redeemable Preferred Stock to Sillerman Investment Company III LLC, or SIC III, a company affiliated with Mr. Sillerman, pursuant to a securities purchase agreement dated as of October 24, 2014. Pursuant to this securities purchase agreement, SIC III purchased 3,000 shares of Series C Convertible Preferred Stock on November 25, 2014, for a purchase price of $3,000,000. In connection with this purchase, and pursuant to the terms of the securities purchase agreement, we also issued SIC III warrants to purchase 150,000 shares of our common stock with an exercise price of $2.98. On March 16, 2015, SIC III purchased 7,000 shares of Series C Convertible Redeemable Preferred Stock pursuant to the same securities purchase agreement, for a purchase price of $7,000,000. Pursuant to the terms of the securities purchase agreement, we also issued SIC III warrants to purchase 350,000 shares of our common stock with an exercise price of $1.78.

The rights, preferences, privileges and restrictions of the shares of Series C Convertible Redeemable Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series C Convertible Redeemable Preferred Stock have a stated value of $1,000 per share.

•
Each holder of a share of Series C Convertible Redeemable Preferred Stock shall be entitled to receive dividends (“Dividends”) on such share equal to twelve percent (12%) per annum (the “Dividend Rate”) of the stated value before any Dividends shall be declared, set apart for or paid upon any junior stock or parity stock. Dividends on a share of Series C Convertible Redeemable Preferred Stock shall accrue daily at the Dividend Rate, commence accruing on the issuance date thereof, compound annually, be computed on the basis of a 360-day year consisting of twelve 30-day months and be convertible into common stock in connection with the conversion of such share of Series C Convertible Redeemable Preferred Stock.

•
Each share of Series C Convertible Redeemable Preferred Stock is convertible, at the option of the holders, on the basis of its stated value and accrued, but unpaid dividends, into shares of our common stock at a conversion price of $4.00 per common share.

•
We may redeem any or all of the outstanding Series C Convertible Redeemable Preferred Stock at any time at the then current Stated Value plus accrued Dividends thereon plus a redemption premium equal to the stated value multiplied by 6%. However, no premium shall be due on the use of up to 33% of proceeds of a public offering of common shares at a price of $5.00 or more per share.

•
We are required to redeem each Series C Convertible Redeemable Preferred Stock on the tenth business day immediately following the fifth anniversary of its issuance. However, we have no obligation to mandatorily redeem any shares of Series C Convertible Redeemable Preferred Stock at any time that (x) we do not have surplus under Section 154 of the DGCL or funds legally available to redeem all shares of Series C Convertible Redeemable Preferred Stock, (y) our capital is impaired under Section 160 of the DGCL or (z) the redemption of any shares of Series C Convertible Redeemable Preferred Stock would result in an impairment of our capital under Section 160 of the DGCL; provided, that if we are prohibited from redeeming the shares due to those limitations, we will redeem the shares as soon as possible after such restrictions are no longer applicable.

•
Upon a change of control of our company, each holder of Series C Convertible Redeemable Preferred Stock shall be entitled to require us to redeem from such holder all of such holder's shares of Series C Convertible Redeemable Preferred Stock so long as such holder requests such redemption in writing at least one business day prior to the consummation of such change of control. The redemption amount per share equals the stated value thereof plus accrued Dividends plus a change of control premium equal to the stated value multiplied 6%.

•
The shares of Series C Convertible Redeemable Preferred Stock are senior in liquidation preference to all shares of our capital stock unless otherwise consented to by a majority of the holders of shares of Series C Convertible Redeemable Preferred Stock.

•	The shares of Series C Convertible Redeemable Preferred Stock shall have no voting rights except as required by law.

•	The consent of the holders of a majority of the shares of Series C Convertible Redeemable Preferred Stock is necessary for us to amend the Series C certificate of designation.

The foregoing summary of the rights, privileges and restrictions of the Series C Convertible Redeemable Preferred Stock and the qualifications, limitations and restrictions thereof is qualified in its entirety by the Certificate of Designations of the Series C Convertible Redeemable Preferred Stock.

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of preferred stock or common stock. As of May 11, 2015, we had warrants outstanding to purchase an aggregate of 1,958,375 shares of our common stock with a weighted-average exercise price of $17.63 per share.
Warrants may be issued independently or together with any preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of some provisions of the securities warrants is not complete. You should refer to the securities warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. The securities warrant agreement, together with the terms of the securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific warrants as exhibits to the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

·	the title of the warrants;

·	the aggregate number of the warrants;

·	the price or prices at which the warrants will be issued;

·	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

·	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

·	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

·	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

·	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

·	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

·	the minimum or maximum amount of the warrants that may be exercised at any one time;

·	information with respect to book-entry procedures, if any;

·	if appropriate, a discussion of Federal income tax consequences; and

·	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants for the purchase of common stock or preferred stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only.
Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.
Prior to the exercise of any securities warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the common stock or preferred stock purchasable upon exercise, including in the case of securities warrants for the purchase of common stock or preferred stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF UNITS
     As specified in the applicable prospectus supplement, we may issue units consisting of shares of common stock, shares of preferred stock or warrants or any combination of such securities.
The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

·
The terms of the units and of any of the common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be held or traded separately;

·	a description of the terms of any unit agreement governing the units; and

·	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION
We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

·	the terms of the offering;

·	the names of any underwriters or agents;

·	the name or names of any managing underwriter or underwriters;

·	the purchase price of the securities;

·	any over-allotment options under which underwriters may purchase additional securities from us;

·	the net proceeds from the sale of the securities;

·	any delayed delivery arrangements;

·	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

·	any public offering price;

·	any discounts or concessions allowed or reallowed or paid to dealers;

·	any commissions paid to agents; and

·	any securities exchange or market on which the securities may be listed.
Sale Through Underwriters or Dealers
Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.
If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.
Direct Sales and Sales Through Agents
We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts
If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.
Continuous Offering Program
Without limiting the generality of the foregoing, we may enter into a continuous offering program equity distribution agreement with a broker-dealer, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Capital Market at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell shares of common stock to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell shares of common stock to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.
Market Making, Stabilization and Other Transactions
Unless the applicable prospectus supplement states otherwise, other than our common stock all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.
Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, or Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities.

Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.
General Information
Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers that participate in the offer of our securities, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS
The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Greenberg Traurig, LLP, New York, New York.

EXPERTS

The consolidated financial statements of Viggle Inc. as of June 30, 2014 and 2013 and for each of the years in the two-year period ended June 30, 2014 appearing in Viggle Inc.’s Annual Report on Form 10-K for the year ended June 30, 2014, have been audited by BDO USA, LLP, Viggle Inc.’s independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Choose Digital, Inc. as of December 31, 2013 and 2012, and for years then ended, included in Viggle Inc.’s Form 8-K/A filed September 4, 2014, have been audited by BDO USA, LLP, independent auditors, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The financial statements of Wetpaint.com, Inc. as of December 31, 2012 and 2011, and for years then ended, included in Viggle Inc.’s Form 8-K/A filed January 10, 2014, have been audited by Moss Adams LLP, independent auditors, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents were filed with the SEC pursuant to the Exchange Act and are incorporated by reference and made a part of this prospectus:

•	Our Current report on Form 8-K/A filed with the SEC on January 10, 2014;

•	Our Annual Report on Form 10-K for the year ended June 30, 2014 filed with the SEC on September 29, 2014;

•	Our Quarterly Report on Form 10-Q for the period ended December 31, 2014 filed with the SEC on February 4, 2015;

•	Our Quarterly Report on Form 10-Q for the period ended September 30, 2014 filed with the SEC on November 12, 2014;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2015 filed with the SEC on May 11, 2015;

•	Our Current Report on Form 8-K filed with the SEC on July 15, 2014;

•	Our Current Report on Form 8-K filed with the SEC on July 24, 2014;

•	Our Current Report on Form 8-K filed with the SEC on August 7, 2014;

•	Our Current Report on Form 8-K/A filed with the SEC on September 4, 2014;

•	Our Current Report on Form 8-K filed with the SEC on September 5, 2014;

•	Our Current Report on Form 8-K filed with the SEC on September 9, 2014;

•	Our Current Report on Form 8-K filed with the SEC on September 29, 2014;

•	Our Current Report on Form 8-K filed with the SEC on October 2, 2014;

•	Our Current Report on Form 8-K filed with the SEC on October 27, 2014;

•	Our Current Report on Form 8-K filed with the SEC on October 29, 2014;

•	Our Current Report on Form 8-K filed with the SEC on October 30, 2014;

•	Our Current Report on Form 8-K filed with the SEC on November 6, 2014;

•	Our Current Report on Form 8-K filed with the SEC on November 12, 2014;

•	Our Current Report on Form 8-K filed with the SEC on November 17, 2014;

•	Our Current Report on Form 8-K filed with the SEC on November 28, 2014;

•	Our Current Report on Form 8-K filed with the SEC on December 3, 2014;

•	Our Current Report on Form 8-K filed with the SEC on December 10, 2014;

•	Our Current Report on Form 8-K filed with the SEC on December 18, 2014;

•	Our Current Report on Form 8-K filed with the SEC on December 24, 2014;

•	Our Current Report on Form 8-K filed with the SEC on January 15, 2015;

•	Our Current Report on Form 8-K filed with the SEC on January 16, 2015;

•	Our Current Report on Form 8-K filed with the SEC on January 16, 2015;

•	Our Current Report on Form 8-K filed with the SEC on January 21, 2015;

•	Our Current Report on Form 8-K filed with the SEC on January 23, 2015;

•	Our Current Report on Form 8-K filed with the SEC on February 20, 2015;

•	Our Current Report on Form 8-K filed with the SEC on March 2, 2015;

•	Our Current Report on Form 8-K filed with the SEC on March 4, 2015;

•	Our Current Report on Form 8-K filed with the SEC on March 6, 2015;

•	Our Current Report on Form 8-K filed with the SEC on March 18, 2015;

•	Our Current Report on Form 8-K filed with the SEC on March 20, 2015;

•	Our Current Report on Form 8-K filed with the SEC on April 24, 2015;

•	Our Current Report on Form 8-K filed with the SEC on May 1, 2015;

•	Our Current Report on Form 8-K filed with the SEC on May 5, 2015;

•	Our Current Report on Form 8-K filed with the SEC on May 11, 2015;

•	Our Definitive Information Statement on Schedule 14C filed with the SEC on December 3, 2014;

•	the description of our common stock, which is contained in the registration statement on Form 8-A filed with the SEC on April 24, 2014 (File No. 001-35620); and

•
all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended after the date of this prospectus and prior to the termination of this offering.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus. In addition, we also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (ii) after the effectiveness of the registration statement and before the termination of the offering. The information contained in these future filings will automatically update and supersede the information contained in this prospectus or incorporated by reference to any previously filed document, and investors are encouraged to review all such filings prior to making an investment decision in this offering. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.
We will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests should be directed to: Tom McLean, General Counsel, Viggle Inc., 902 Broadway, 11th Floor, New York, New York 10010. Our telephone number is (212) 231-0092. Our website is located at www.viggle.com. Information contained on, or that can be accessed through, our website is not part of this prospectus.
You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We will not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of those documents.

$40,000,000

Common Stock
Preferred Stock
Warrants
Units

Viggle Inc.

Prospectus

        May 18, 2015

3,626,179 Shares of Common Stock

VIGGLE INC.

PROSPECTUS SUPPLEMENT

Sole Bookrunning Manager

Ladenburg Thalmann

May 22, 2015